EXHIBIT 23.3

INDEPENDENT PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement of Cardium Therapeutics, Inc. on Form SB-2 (File No. 333-131104) of our report dated April 11, 2006, with respect to our audit of the financial statements of Innercool Therapies, Inc. for the years ended December 31, 2005 and 2004, which report appears in the Prospectus, which is part of this Post-Effective Amendment No. 1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Bandari Beach Lim & Cleland, LLP
Los Angeles, California
May 4, 2006